CERTIFICATE OF AMENDMENT
            BY SHAREHOLDERS TO THE ARTICLES OF INCORPORATION OF


                          PROVIDENT BANCORP, INC.
                           (Name of Corporation)


                        John R. Farrenkopf, who is:
_ Chairman of the Board  _ President  x Vice President (Please check one.)

                        and Mark E. Magee, who is:
          x Secretary  _ Assistant Secretary (Please check one.)

of the above named Ohio corporation organized for profit does hereby certify that: (Please check the appropriate box and complete the appropriate statements.)

x a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on May 15, 1997 at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise 90% of the voting power of the corporation.

__ in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted.

RESOLVED, That Article First of the Company's Articles of Incorporation be amended to read, in its entirety, as follows:

  FIRST: The name of the corporation shall be Provident Financial Group, Inc.

RESOLVED, That Article Fourth, paragraph A(i), of the Articles of
Incorporation be amended to increase the number of authorized common shares form sixty million (60,000,000) shares to one hundred ten million
(110,000,000) shares.

IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this

                           29th day of May, 1997

              By /s/ John R. Farrenkopf   By /s/ Mark E. Magee
                     Vice President              Secretary



NOTE: OHIO LAW DOES NOT PERMIT ONE OFFICER TO SIGN IN TWO CAPACITIES, TWO SEPARATE SIGNATURES ARE REQUIRED, EVEN IF THIS NECESSITATES THE ELECTION OF A SECOND OFFICER BEFORE THE FILING CAN BE MADE.